Exhibit 4.2

SEVENTH SUPPLEMENTAL INDENTURE

Dated as of January 31, 2020

between

ZAYO GROUP, LLC

ZAYO CAPITAL, INC.

The GUARANTORS party hereto

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

6.375% SENIOR NOTES DUE 2025

SEVENTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 31, 2020, among Zayo Group, LLC, a Delaware limited liability company (the “Company”),  Zayo Capital, Inc., a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”), the guarantors party hereto (the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., a national banking association organized and existing under the laws of the United States of America, as trustee (the “Trustee”).

WITNESSETH

WHEREAS, the Issuers and the guarantors from time to time party thereto have heretofore executed and delivered to the Trustee an indenture (as supplemented, the “Indenture”), dated as of May 6, 2015, providing for the issuance of an unlimited aggregate principal amount of 6.375% Senior Notes due 2025 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides, among other things, that the Issuers, the Guarantors and the Trustee may amend certain terms of the Indenture with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding;

WHEREAS, Front Range BidCo, Inc., a Delaware corporation (“Merger Sub”), is party to the Agreement and Plan of Merger, dated May 8, 2019 (as amended, supplemented, waived or otherwise modified from time to time), by and among Merger Sub, Front Range TopCo, Inc., a Delaware corporation (“Parent”), and Zayo Group Holdings, Inc., a Delaware corporation (“ZGH”), pursuant to which Merger Sub will merge with and into ZGH, with ZGH continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, the Issuers are wholly-owned subsidiaries of ZGH;

WHEREAS, Merger Sub has offered to purchase for cash any and all of the Notes and has solicited consents to certain amendments to the Indenture (the “Proposed Amendments”) pursuant to Merger Sub’s Offer to Purchase and Consent Solicitation Statement dated as of January 17, 2020 (the “Offer and Solicitation”);

WHEREAS, Merger Sub has obtained the consent to the Proposed Amendments from the Holders of at least a majority in principal amount of the Notes then outstanding;

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture;

WHEREAS, the Indenture provides pursuant to Section 9.06 that the Trustee shall sign any amendment or supplemental indenture authorized pursuant to Article 9 of the Indenture if the amendment or supplemental indenture does not adversely affect the rights, duties, liabilities or immunities of the Trustee; and

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by the parties thereto and all acts, conditions and requirements necessary to make this instrument a valid and binding agreement in accordance with its terms and for the purposes set forth herin have been duly performed and complied with.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE 1

INTERPRETATION

Section 1.01    To Be Read With the Indenture.

This Supplemental Indenture is supplemental to the Indenture, and the Indenture and this Supplemental Indenture shall hereafter be read together and shall have effect, so far as practicable, with respect to the Notes as if all the provisions of the Indenture and this Supplemental Indenture were contained in one instrument.

Section 1.02    Capitalized Terms.

Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

ARTICLE 2

AMENDMENTS

Section 2.01    Amendments.

(a) Section 4.02 of the Indenture shall be amended and restated in its entirety to read as follows:

“Section 4.02 Corporate Existence.

Subject to Section 5.01, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect the existence (corporate or otherwise) and related rights and franchises (charter and statutory) of the Company and the Co-Issuer; provided,  however, that the Company shall not be required to preserve any such right or franchise or the existence (corporate or otherwise) of the Co-Issuer if the Board of Directors of the Company shall determine that the preservation thereof is no longer necessary or desirable in the conduct of the business of the Company and its Restricted Subsidiaries as a whole and that the loss thereof could not reasonably be expected to have a material adverse effect on the ability of the Issuers to perform their obligations hereunder.”

(b) Each of Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14 and 4.17 of the Indenture shall be amended and restated in their entirety to read as follows:

“Section 4.03 [Intentionally Omitted]”

“Section 4.04 [Intentionally Omitted]”

“Section 4.05 [Intentionally Omitted]”

“Section 4.06 [Intentionally Omitted]”

“Section 4.07 [Intentionally Omitted]”

“Section 4.08 [Intentionally Omitted]”

“Section 4.09 [Intentionally Omitted]”

“Section 4.10 [Intentionally Omitted]”

“Section 4.11 [Intentionally Omitted]”

“Section 4.12 [Intentionally Omitted]”

“Section 4.13 [Intentionally Omitted]”

“Section 4.14 [Intentionally Omitted]”

“Section 4.17 [Intentionally Omitted]”

(c) Section 4.15 of the Indenture shall be amended and restated in its entirety to read as follows:

“Section 4.15 Provision of Financial Information.

(a) [Intentionally Omitted];

(b) [Intentionally Omitted];

(c) [Intentionally Omitted];

(d) [Intentionally Omitted];

(e) So long as any Notes remain outstanding, the Issuers and Guarantors will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.”

(d) Section 5.01(a) of the Indenture shall be amended and restated in its entirety to read as follows:

“(a)      The Issuers will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Issuer is the surviving corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Issuers and the Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) [Intentionally Omitted];

(2) either:

(A) such Issuer is the surviving corporation; or

(B) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, conveyance or other disposition will have been made (i) is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia; provided that in the case where such Person is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws and (ii) assumes all the obligations of such Issuer under the Notes and this Indenture pursuant to a supplemental indenture reasonably satisfactory to the Trustee;

(3) [Intentionally Omitted];

(4) each Guarantor, unless such Guarantor is the Person with which such Issuer has entered into a transaction under this covenant, will have confirmed to the Trustee in writing that its Note Guarantee will apply to the obligations of such Issuer or the surviving Person in accordance with the Notes and this Indenture; and

(5) the Company delivers to the Trustee an Officers’ Certificate and Opinion of Counsel, in each case stating that such transaction and such agreement comply with this covenant and that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

Upon any consolidation, merger, sale, assignment, transfer, conveyance or other disposition in accordance with this Section 5.01, the successor Person formed by such consolidation or into or with which such Issuer is merged or to which such sale, assignment, transfer, conveyance or other disposition is made will succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, conveyance or other disposition, the provisions of this Indenture referring to the “Issuers” will refer instead to the successor Person and not to such Issuer), and may exercise every right and power of, such Issuer under this Indenture with the same effect as if such successor Person had been named as an Issuer in this Indenture. In the event of any such transfer, the predecessor will be released and discharged from all liabilities and obligations in respect of the Notes and this Indenture and the predecessor may be dissolved, wound up or liquidated at any time thereafter.

In addition, the Company and the Restricted Subsidiaries may not, directly or indirectly, lease all or substantially all of the properties or assets of the Company and the Restricted Subsidiaries considered as one enterprise, in one or more related transactions, to any other Person.”

(e) Section 6.01 of the Indenture shall be amended and restated in its entirety to read as follows:

“Section 6.01 Events of Default.

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the Notes;

(2) default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Notes;

(3) [Intentionally Omitted];

(4) [Intentionally Omitted];

(5) [Intentionally Omitted];

(6) [Intentionally Omitted];

(7) [Intentionally Omitted];

(8) there shall have been the entry of a decree or order that remains unstayed and in effect for 60 consecutive days by a court of competent jurisdiction under any applicable Bankruptcy Code (a) for relief in an involuntary case or proceeding in respect of such Issuer or (b) adjudging the Issuers bankrupt or insolvent or (c) seeking reorganization, arrangement, adjustment or composition under any applicable federal or state law of or in respect of the Issuers or (d) appointing a custodian of such Issuer or of substantially all of the assets of such Issuer, or ordering the winding up or liquidation of their affairs; and

(9) such Issuer (a) commences a voluntary case or proceeding in respect of such Issuer under any applicable Bankruptcy Code or any other case or proceeding to be adjudicated bankrupt or insolvent, (b) consents to the entry of a decree or order for debt relief in respect of such Issuer in an involuntary case or proceeding under any applicable Bankruptcy Code or to the commencement of any bankruptcy or insolvency case or proceeding against it, (c) files a petition or answer or consent seeking reorganization or debt relief in respect of such Issuer under any Bankruptcy Code or applicable federal or state insolvency law, (d) consents to the filing of such petition for the appointment of, or taking possession by, a custodian of such Issuer or of substantially all of the assets of such Issuer, (e) makes an assignment for the benefit of creditors, (f) admits in writing its inability to pay its debts generally as they become due or (g) takes any corporate action to authorize any such actions in this Section 6.01(9).”

(f) The Indenture is hereby amended by deleting from the Indenture any definitions set forth in Section 1.01 for defined terms that are used solely in sections or subsections deleted by this Supplemental Indenture.

(g) All references in the Indenture to Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.17, 5.01 and 6.01 shall mean references to such sections as amended by this Supplemental Indenture.

(h) Any of the terms or provisions present in the Notes that relate to any of the provisions of the Indenture amended by Article 2 of this Supplemental Indenture shall also be amended so as to be consistent with the amendments made in this Supplemental Indenture.

ARTICLE 3

MISCELLANEOUS

Section 3.01    Ratification of Indenture.

The Indenture as supplemented by this Supplemental Indenture is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 3.02    Effective Time.

This Supplemental Indenture shall become effective upon execution hereof by the Trustee, the Issuers and the Guarantors. Notwithstanding the foregoing sentence, Article 2 of this Supplemental Indenture shall become operative only upon the payment by Merger Sub of the Total Consideration or the Tender Consideration, as applicable (each as defined in the Offer and Solicitation) due to each consenting Holder, with the result that the amendments to the Indenture effected by Article 2 of this Supplemental Indenture shall not become operative if such payment shall not occur.

Section 3.03    Governing Law.

THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 3.04    Counterparts.

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 3.05    Effect of Headings.

The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.06    Trustee.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers and the Guarantors.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ISSUERS:

ZAYO GROUP, LLC

By:		/s/ Mike Mooney

	Name:	Mike Mooney

	Title:	Secretary

ZAYO CAPITAL, INC.

By:		/s/ Mike Mooney

	Name:	Mike Mooney

	Title:	Secretary

[Seventh Supplemental Indenture Signature Page]

GUARANTORS:

ALLSTREAM BUSINESS US, LLC

By:		/s/ Mike Mooney

	Name:	Mike Mooney

	Title:	Secretary

ELECTRIC LIGHTWAVE, LLC

By:		/s/ Mike Mooney

	Name:	Mike Mooney

	Title:	Secretary

ZAYO GROUP LATIN AMERICA, LLC

By:		/s/ Mike Mooney

	Name:	Mike Mooney

	Title:	Secretary

ZAYO PROFESSIONAL SERVICES, LLC

By:		/s/ Mike Mooney

	Name:	Mike Mooney

	Title:	Secretary

[Seventh Supplemental Indenture Signature Page]

TRUSTEE:

THE BANK OF NEW YORK MELLON TRUST
COMPANY, N.A., as Trustee

By:		/s/ Mitchell L. Brumwell

	Name:	Mitchell L. Brumwell

	Title:	Vice President

[Seventh Supplemental Indenture Signature Page]